EXHIBIT 99.1

Updated Notice to Directors and Executive Officers of
Analysts International Corporation
Concerning the Blackout Period under the Analysts International Corporation Savings and Investment Plan (“401(k) Plan”)

On November 9, 2007, Analysts International Corporation (the “Company”) provided you notice of a “blackout period” during which participants in the Analysts International Corporation Savings and Investment Plan, the Company’s 401(k) plan, would be prohibited from directing or diversifying investments, including in the Company common stock held in the Analysts International Corporation Common Stock Fund.  You were also informed that as a result of this blackout period, the directors and executive officers of the Company would be subject to the same blackout period for transactions in the Company’s securities.

The November 9, 2007 notice informed you that the blackout period would begin at 3:00 p.m. Eastern Standard Time on November 26, 2007 and would be expected to end during the week of December 17, 2007.  This is to inform you that the blackout period associated with the transfer of the Company’s 401(k) plan ceased today, December 21, 2007.

You may contact Colleen Davenport at cdavenport@analysts.com or by calling 800-800-5044 to determine with any questions you may have.  Please keep in mind that any trading in the Company’s common stock remains governed by the Company’s Insider Trading Policy.  You may direct any questions about the Insider Trading Policy to Colleen Davenport at the above contact information.

December 21, 2007